THIRD AMENDMENT TO AGREEMENT OF SALE

     This Amendment to Agreement of Sale (this "Amendment") is made and entered on this 26th day of November, 1996, by and between Storage Trust Properties, L.P., a Delaware limited partnership ("Purchaser"), and Jones Mill Road Partners, an Illinois limited partnership ("Seller"). This Amendment is made in view of the following facts:

A. The Purchaser and the Seller previously entered into that certain Agreement of Sale entered into as of the 26th day of September, 1996 (the "Agreement")

A. The Purchaser and the Seller previously entered into (i) an Amendment to the Agreement on the 9th day of October, 1996; and (ii) a Second Amendment to Agreement of Sale on the 8th day of November, 1996.

A. The Purchaser and the Seller desire to amend the Agreement on this date in order to extend the Agreement and to alter certain dates contained within the Agreement.

     NOW, THEREFORE, in consideration of the promises and conditions herein contained, and in view of the foregoing recital of facts, the parties hereto agree as follows:

     1. Capitalized Terms: Unless otherwise defined herein, capitalized terms shall have the same meanings ascribed to them within the Agreement.

     2.  Inspection and As-Is Condition:  The first paragraph within Paragraph
7.1 of the Agreement is hereby deleted in its entirely and the following provision is substituted in its place:

     "7.1 During the period commencing on July 29, 1996, and ending at 5:00 p.m. Chicago time on December 15, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year-end 1995 and year-to-date 1996 operating statements."

     3. Closing. Paragraph 8 of the Agreement is hereby deleted in its entirety and the following provision is substituted in its place:
"The closing of this transaction (the "Closing") shall be on December 23, 1996 (the "Closing Date"), at the office of Title Insurer, Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance
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with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto."

     Except as amended hereby, the terms and conditions of the Agreement as previously amended shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                         Storage Trust Properties, L.P.,
                         a Delaware limited partners, ("Purchaser")

                         By: Storage Trust Realty, a Maryland real estate investment trust, its sole general partner

                         By:   /s/  Michael G. Burnam
                              --------------------------------
                         Name:      Michael G. Burnam
                              --------------------------------
                         Its:       CEO
                              --------------------------------

                         Jones Mill Road Partners,
                         an Illinois limited partnership, ("Seller")

                         By:  Balcor Current Income Partners-85,
                              an Illinois general partnership,
                              its general partner

                         By:  The Balcor Company,
                              a Delaware corporation, a partner

                         By:   /s/ James E. Mendelson
                              --------------------------------
                         Name:     James E. Mendelson
                              --------------------------------
                         Its:      Authorized Representative
                              --------------------------------
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